Condensed Consolidated Statements of Earnings
(in millions of Canadian dollars except where noted)

	3 months ended March 31
Unaudited	2024	2023
Revenues (Note 3)	947	1,089
Fuel and purchased power (Note 4)	323	325
Carbon compliance (Note 4)	40	32
Gross margin	584	732
Operations, maintenance and administration (Note 4)	134	124
Depreciation and amortization	124	176
Asset impairment charges (reversals)	1	(3)
Taxes, other than income taxes	8	9
Net other operating income	(12)	(13)
Operating income	329	439
Equity income	1	2
Finance lease income	2	4
Interest income	7	15
Interest expense (Note 5)	(69)	(74)
Foreign exchange loss and other	(3)	(3)
Earnings before income taxes	267	383
Income tax expense (Note 6)	29	49
Net earnings	238	334
Net earnings attributable to:
TransAlta shareholders	222	294
Non-controlling interests (Note 7)	16	40
	238	334
Weighted average number of common shares outstanding in the period (millions)	308	268
Net earnings per share attributable to common shareholders, basic and diluted (Note 14)	0.72	1.10
See accompanying notes.

F1	TransAlta Corporation

Condensed Consolidated Statements of Comprehensive Income
(in millions of Canadian dollars)

	3 months ended March 31
Unaudited	2024	2023
Net earnings	238	334
Other comprehensive income
Net actuarial gains on defined benefit plans, net of tax(1)	7	—
Total items that will not be reclassified subsequently to net earnings	7	—
Gains on translating net assets of foreign operations	6	—
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(2)	(10)	1
Gains on derivatives designated as cash flow hedges, net of tax(3)	46	29
Reclassification of losses on derivatives designated as cash flow hedges to net earnings, net of tax(4)	38	40
Total items that will be reclassified subsequently to net earnings	80	70
Other comprehensive income	87	70
Total comprehensive income	325	404

Total comprehensive income attributable to:
TransAlta shareholders	309	360
Non-controlling interests (Note 7)	16	44
	325	404
(1)Net of income tax expense of $2 million for the three months ended March 31, 2024 (March 31, 2023 – nil).
(2)Net of income tax recovery of $1 million for the three months ended March 31, 2024 (March 31, 2023 – nil).
(3)Net of income tax expense of $12 million for the three months ended March 31, 2024 (March 31, 2023 – $8 million expense).
(4)Net of reclassification of income tax expense of $10 million for the three months ended March 31, 2024 (March 31, 2023 – $11 million expense).

See accompanying notes.

TransAlta Corporation	F2

Condensed Consolidated Statements of Financial Position
(in millions of Canadian dollars)

Unaudited	March 31, 2024	Dec. 31, 2023
Current assets
Cash and cash equivalents	419	348
Restricted cash (Note 13)	46	69
Trade and other receivables (Note 8)	690	807
Prepaid expenses and other	63	48
Risk management assets (Note 9 and 10)	240	151
Inventory	151	157
	1,609	1,580
Non-current assets
Investments	144	138
Long-term portion of finance lease receivables (Note 11)	211	171
Risk management assets (Note 9 and 10)	135	52
Property, plant and equipment (Note 12)	5,659	5,714
Right-of-use assets	118	117
Intangible assets	217	223
Goodwill	464	464
Deferred income tax assets	17	21
Other assets	178	179
Total assets	8,752	8,659

Current liabilities
Bank overdraft	2	3
Accounts payable and accrued liabilities (Note 8)	674	797
Current portion of decommissioning and other provisions	70	35
Risk management liabilities (Note 9 and 10)	277	314
Current portion of contract liabilities	2	3
Income taxes payable	12	9
Dividends payable (Note 14 and 15)	18	49
Exchangeable securities (Note 2)	745	—
Current portion of long-term debt and lease liabilities (Note 13)	533	532
	2,333	1,742
Non-current liabilities
Credit facilities, long-term debt and lease liabilities (Note 13)	2,924	2,934
Exchangeable securities (Note 2)	—	744
Decommissioning and other provisions	633	654
Deferred income tax liabilities	406	386
Risk management liabilities (Note 9 and 10)	280	274
Contract liabilities	16	10
Defined benefit obligation and other long-term liabilities	228	251
Equity
Common shares (Note 14)	3,258	3,285
Preferred shares (Note 15)	942	942
Contributed surplus	25	41
Deficit	(2,340)	(2,567)
Accumulated other comprehensive loss	(77)	(164)
Equity attributable to shareholders	1,808	1,537
Non-controlling interests (Note 7)	124	127
Total equity	1,932	1,664
Total liabilities and equity	8,752	8,659
Commitments and contingencies (Note 16)

See accompanying notes.

F3	TransAlta Corporation

Condensed Consolidated Statements of Changes in Equity
(in millions of Canadian dollars)

Unaudited 3 months ended March 31, 2024	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2023	3,285	942	41	(2,567)	(164)	1,537	127	1,664
Net earnings	—	—	—	222	—	222	16	238
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	—	—	—	—	(4)	(4)	—	(4)
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	84	84	—	84
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	7	7	—	7
Total comprehensive income	—	—	—	222	87	309	16	325
Shares purchased under normal course issuer bid ("NCIB") (Note 14)	(37)	—	—	5	—	(32)	—	(32)
Provision for repurchase of shares under the automatic share purchase plan ("ASPP") (Note 14)	(3)	—	—	—	—	(3)	—	(3)
Share-based payment plans and stock options exercised	13	—	(16)	—	—	(3)	—	(3)
Distributions declared to non-controlling interests (Note 7)	—	—	—	—	—	—	(19)	(19)
Balance, March 31, 2024	3,258	942	25	(2,340)	(77)	1,808	124	1,932

3 months ended March 31, 2023	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2022	2,863	942	41	(2,514)	(222)	1,110	879	1,989
Net earnings	—	—	—	294	—	294	40	334
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and tax	—	—	—	—	1	1	—	1
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	69	69	—	69
Intercompany and third-party FVTOCI investments	—	—	—	—	(4)	(4)	4	—
Total comprehensive income	—	—	—	294	66	360	44	404
Shares purchased under NCIB (Note 14)	(34)	—	—	(2)	—	(36)	—	(36)
Provision for repurchase of shares under the ASPP (Note 14)	(37)	—	—	—	—	(37)	—	(37)
Effect of share-based payment plans	7	—	(18)	—	—	(11)	—	(11)
Distributions paid and payable, to non-controlling interests (Note 7)	—	—	—	—	—	—	(76)	(76)
Balance, March 31, 2023	2,799	942	23	(2,222)	(156)	1,386	847	2,233
See accompanying notes.

TransAlta Corporation	F4

Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars)

	3 months ended March 31
Unaudited	2024	2023
Operating activities
Net earnings	238	334
Depreciation and amortization	124	176
Accretion of provisions (Note 5)	12	14
Decommissioning and restoration costs settled	(7)	(7)
Deferred income tax expense (recovery) (Note 6)	2	(11)
Unrealized gain from risk management activities	(125)	(64)
Unrealized foreign exchange (gain) loss	(4)	2
Asset impairment charges (reversals)	1	(3)
Equity loss (income), net of distributions from investments	1	(1)
Other non-cash items	(5)	(20)
Cash flow from operations before changes in working capital	237	420
Change in non-cash operating working capital balances	7	42
Cash flow from operating activities	244	462
Investing activities
Additions to property, plant and equipment (Note 12)	(68)	(284)
Additions to intangible assets	(1)	(3)
Restricted cash (Note 13)	22	23
Repayment from loan receivable	—	4
Proceeds on sale of property, plant and equipment	1	23
Realized gain on financial instruments	—	6
Decrease in finance lease receivable	5	13
Other	12	(5)
Change in non-cash investing working capital balances	(29)	41
Cash flow used in investing activities	(58)	(182)
Financing activities
Repayment of long-term debt (Note 13)	(29)	(29)
Dividends paid on common shares (Note 14)	(17)	(15)
Dividends paid on preferred shares (Note 15)	(13)	(13)
Repurchase of common shares under NCIB (Note 14)	(32)	(34)
Proceeds on issuance of common shares	3	2
Distributions paid to subsidiaries' non-controlling interests (Note 7)	(19)	(76)
Decrease in lease liabilities	(1)	(2)
Financing fees and other	—	2
Change in non-cash financing working capital balances	(6)	—
Cash flow used in financing activities	(114)	(165)
Cash flow from operating, investing and financing activities	72	115
Effect of translation on foreign currency cash	(1)	(2)
Increase in cash and cash equivalents	71	113
Cash and cash equivalents, beginning of period	348	1,134
Cash and cash equivalents, end of period	419	1,247
Cash taxes paid	12	37
Cash interest paid	58	62
Cash interest received	6	14
See accompanying notes.

F5	TransAlta Corporation

Notes to the Condensed Consolidated Financial Statements
(Unaudited)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)
1. Corporate Information
A. Description of the Business
TransAlta Corporation (“TransAlta” or the “Company”) was incorporated under the Canada Business Corporations Act in March 1985. The Company became a public company in December 1992. The Company's head office is located in Calgary, Alberta.
B. Basis of Preparation
These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard ("IAS") 34 Interim Financial Reporting using the same accounting policies as those used in the Company's most recent audited annual consolidated financial statements, except as outlined in Note 2. These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Company's audited annual consolidated financial statements. Accordingly, they should be read in conjunction with the Company's most recent audited annual consolidated financial statements which are available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
The unaudited interim condensed consolidated financial statements include the accounts of the Company and the subsidiaries that it controls.
The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments, which are stated at fair value.
These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim condensed results are not necessarily indicative of annual results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.
These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit, Finance and Risk Committee on behalf of TransAlta's Board of Directors (the "Board") on May 2, 2024.
C. Significant Accounting Judgements and Key Sources of Estimation Uncertainty
The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.
During 2023, nickel prices weakened due to increased supply and lower demand. The uncertainty related to nickel prices have been considered in our estimates and our contracts with customers and there have been no significant changes in our estimates.
During the three months ended March 31, 2024, there were no further significant changes in estimates.
Refer to Note 2(P) of the Company's 2023 audited annual consolidated financial statements for further details on the significant accounting judgments and key sources of estimation uncertainty.

TransAlta Corporation	F6

2. Material Accounting Policies
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended Dec. 31, 2023, except for the adoption of new standards effective as of Jan. 1, 2024.
A. Current Accounting Changes
Amendments to IAS 1 Non-current Liabilities with Covenants and Classification of Liabilities as Current or Non-current
In October 2022, the International Accounting Standards Board ("IASB") issued Non-current Liabilities with Covenants, which amends IAS 1 Presentation of Financial Statements, to clarify how conditions with which an entity must comply within 12 months after the reporting period affect the classification of a liability. In January 2020, the IASB issued Classification of Liabilities as Current or Non-current, which amends IAS 1 Presentation of Financial Statements regarding the classification of liabilities as current or non‐current, clarifying that contractual rights and conditions existing at the end of the reporting period are relevant in determining whether the Company has a right to defer settlement of a liability by at least 12 months.
Additionally, the IASB clarified that the classification of a liability is unaffected by the likelihood that an entity will exercise its deferral right. The amendments are applied retrospectively, effective for annual periods beginning on or after Jan. 1, 2024, and were adopted by the Company on that date.
On Jan. 1, 2024, the Company reclassified the Exchangeable Securities from non-current liabilities to current liabilities as the conversion option can be exercised at any time after Jan. 1, 2025, although there is no obligation to deliver cash equivalent resources and the holder cannot call for repayment. This accounting is consistent with the amendment.

B. Future Accounting Changes
On April 9, 2024, the IASB issued a new standard, International Financial Reporting Standard ("IFRS") 18 Presentation and Disclosure in Financial Statements, which introduced new requirements for improved comparability in the statement of profit or loss, enhanced transparency of management-defined performance measures and more useful grouping of information in the financial statements. The standard is effective for annual reporting periods beginning on or after Jan. 1, 2027. The Company is currently evaluating the impacts to the financial statements.
C. Comparative Figures
Certain comparative figures have been reclassified to conform to the current period’s presentation. These reclassifications did not impact previously reported net earnings.

F7	TransAlta Corporation

3. Revenue
A. Disaggregation of Revenue
The majority of the Company's revenues are derived from the sale of power, capacity and environmental attributes, leasing of power facilities and from asset optimization activities, which the Company disaggregates into the following groups for the purpose of determining how economic factors affect the recognition of revenue.

3 months ended March 31, 2024	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	5	70	112	3	—	—	190
Environmental attributes(1)	14	18	—	—	—	—	32
Revenue from contracts with customers	19	88	112	3	—	—	222
Revenue from leases(2)	—	—	7	—	—	—	7
Revenue from derivatives and other trading activities(3)	6	21	88	70	52	—	237
Revenue from merchant sales	83	20	222	144	—	—	469
Other(4)	4	4	4	—	—	—	12
Total revenue	112	133	433	217	52	—	947
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	14	18	—	3	—	—	35
Over time	5	70	112	—	—	—	187
Total revenue from contracts with customers	19	88	112	3	—	—	222
(1)The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)Total lease income from long-term contracts that meet the criteria of operating leases.
(3)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(4)Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

TransAlta Corporation	F8

3 months ended March 31, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	4	59	99	3	—	—	165
Environmental attributes(1)	8	13	—	—	—	—	21
Revenue from contracts with customers	12	72	99	3	—	—	186
Revenue from leases(2)	—	—	8	—	—	—	8
Revenue from derivatives and other trading activities(3)	25	(1)	29	78	92	—	223
Revenue from merchant sales	86	34	357	186	—	—	663
Other(4)	2	5	2	—	—	—	9
Total revenue	125	110	495	267	92	—	1,089
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	8	13	—	3	—	—	24
Over time	4	59	99	—	—	—	162
Total revenue from contracts with customers	12	72	99	3	—	—	186
(1)The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)Total lease income from long-term contracts that meet the criteria of operating leases.
(3)Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly from period to period and impact movements in derivative positions.
(4)Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

4. Expenses by Nature
Fuel, Purchased Power and Operations, Maintenance and Administration ("OM&A")
Fuel and purchased power and OM&A expenses are classified by nature as follows:

3 months ended March 31	2024		2023
	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A
Gas fuel costs	109	—	110	—
Coal fuel costs	34	—	54	—
Royalty, land lease, other direct costs	8	—	8	—
Purchased power	172	—	152	—
Salaries and benefits	—	65	1	64
Other operating expenses	—	69	—	60
Total	323	134	325	124

F9	TransAlta Corporation

Carbon Compliance
As at March 31, 2024, the Company holds 791,374 emission credits in inventory that were purchased externally with a recorded book value of $39 million (Dec. 31, 2023 – 962,548 emission credits with a recorded book value of $45 million). The Company also has 2,901,154 (Dec. 31, 2023 – 3,121,837) of internally generated eligible emission credits from the Company's Wind and Solar and Hydro segments which have no recorded book value.
Emission credits can be sold externally or can be used to offset future emission obligations from our gas facilities located in Alberta, where the compliance price of carbon is expected to increase, resulting in a reduced cash cost for carbon compliance in the year of settlement. The compliance price of carbon for the 2023 obligation to be settled in the current year was $65 per tonne and has increased to $80 per tonne in the current year.
5. Interest Expense
The components of interest expense are as follows:

3 months ended March 31	2024	2023
Interest on debt	49	50
Interest on exchangeable debentures	7	7
Interest on exchangeable preferred shares(1)	7	7
Capitalized interest (Note 12)	(14)	(13)
Interest on lease liabilities	2	2
Credit facility fees, bank charges and other interest	6	8
Tax shield on tax equity financing	—	(1)
Accretion of provisions	12	14
Interest expense	69	74
(1)On Oct. 30, 2020, Brookfield invested $400 million in the Company in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as current debt and the exchangeable preferred share dividends are reported as interest expense. On April 24, 2024, the Company declared a dividend of $7 million in aggregate on the Series I Preferred Shares at the fixed rate of 1.740 per cent, per share, payable on May 31, 2024.

TransAlta Corporation	F10

6. Income Taxes
The components of income tax expense are as follows:

3 months ended March 31	2024	2023
Current income tax expense	27	60
Deferred income tax expense related to the origination and reversal of temporary differences	34	49
Deferred income tax recovery related to temporary difference on investment in subsidiaries	(5)	(1)
Reversal of write-down of unrecognized deferred income tax assets(1)	(27)	(59)
Income tax expense	29	49

Current income tax expense	27	60
Deferred income tax expense (recovery)	2	(11)
Income tax expense	29	49
(1)During the three months ended March 31, 2024, the Company recognized deferred tax assets of $27 million (March 31, 2023 - $59 million). The deferred income tax assets mainly relate to the tax benefits associated with tax losses related to the Company's directly owned US operations and other deductible differences.
7. Non-Controlling Interests
The Company’s subsidiaries and operations that have non-controlling interests ("NCI") are as follows:

Subsidiary / Operation	NCI owner	NCI as at March 31, 2024	NCI as at Dec. 31, 2023	NCI as at March 31, 2023
TransAlta Cogeneration L.P.	Canadian Power Holdings Inc.	49.99%	49.99%	49.99%
Kent Hills Wind LP	Natural Forces Technologies Inc.	17%	17%	17%
TransAlta Renewables Inc.(1)	Public shareholders	nil	nil	39.9%
(1)Non-controlling interest from Jan. 1, 2023 to Oct. 4, 2023 was 39.9%.
TransAlta Cogeneration, L.P. (“TA Cogen”) operates a portfolio of cogeneration facilities in Canada and owns 50 per cent of a dual-fuel generating facility.
Kent Hills Wind LP owns and operates the 167 MW Kent Hills (1, 2 and 3) wind facilities located in New Brunswick. Kent Hills Wind LP is a subsidiary of TransAlta Renewables Inc. ("TransAlta Renewables").
TransAlta Renewables owns a portfolio of gas and renewable power generation facilities in Canada and owns economic interests in various other gas and renewable facilities of the Company.
On Oct. 5, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates. TransAlta Renewables at March 31, 2024 and at Dec. 31, 2023, is a wholly owned subsidiary of the Company.

F11	TransAlta Corporation

3 months ended March 31	2024	2023
Net earnings attributable to non-controlling interests
TransAlta Cogeneration L.P.	16	23
Kent Hills Wind LP(1)	—	N/A
TransAlta Renewables Inc.(1)	N/A	17
	16	40

Total comprehensive income attributable to non-controlling interests
TransAlta Cogeneration L.P.	16	23
Kent Hills Wind LP(1)	—	N/A
TransAlta Renewables Inc.(1)	N/A	21
	16	44

Distributions paid to non-controlling interests
TransAlta Cogeneration L.P.	19	51
Kent Hills Wind LP(1)	—	N/A
TransAlta Renewables Inc.(1)	N/A	25
	19	76
(1)On Oct. 5, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables. not already owned, directly or indirectly, by TransAlta and certain of its affiliates. Subsequent to Oct. 5, 2023, no non-controlling interest exists for TransAlta Renewables. Prior to Oct 5, 2023, financial information related to the 17 per cent non-controlling interest in Kent Hills Wind LP was included in the financial information disclosed for TransAlta Renewables.

As at	March 31, 2024	Dec. 31, 2023
Equity attributable to non-controlling interests
TransAlta Cogeneration L.P.	(75)	(79)
Kent Hills Wind LP	(49)	(48)
	(124)	(127)
Non-controlling interests (per cent)
TransAlta Cogeneration L.P.	49.99	49.99
Kent Hills Wind LP	17.00	17.00

TransAlta Corporation	F12

8. Trade and Other Receivables and Accounts Payable

	March 31, 2024	Dec. 31, 2023
Trade accounts receivable	467	600
Collateral provided (Note 10)	171	145
Current portion of finance lease receivables (Note 11)	21	19
Loan receivable	1	1
Income taxes receivable	30	42
Trade and other receivables	690	807

	March 31, 2024	Dec. 31, 2023
Accounts payable and accrued liabilities	603	772
Interest payable	21	16
Collateral held (Note 10)	50	9
Accounts payable and accrued liabilities	674	797
9. Financial Instruments
A. Financial Assets and Liabilities — Classification and Measurement
Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value or amortized cost.
B. Fair Value of Financial Instruments
I. Level I, II and III Fair Value Measurements
The Level I, II and III classifications in the fair value hierarchy utilized by the Company are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value. The Level III classification is the lowest level classification in the fair value hierarchy.
a. Level I
Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
b. Level II
Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.
Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation and location differentials.
The Company’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and interpolation formulas, where the inputs are readily observable.
In determining Level II fair values of other risk management assets and liabilities, the Company uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Company relies on similar interest or currency rate inputs and other third-party information such as credit spreads.
c. Level III
Fair values are determined using inputs for the assets or liabilities that are not readily observable.
For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no changes in the Company's valuation processes, valuation techniques and types of inputs used

F13	TransAlta Corporation

in the fair value measurements during the period. For additional information, please refer to Note 14 of the 2023 audited annual consolidated financial statements.
II. Commodity Risk Management Assets and Liabilities
Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.
Commodity risk management assets and liabilities classified by fair value levels as at March 31, 2024, are as follows: Level I – $5 million net liability (Dec. 31, 2023 – $13 million net liability), Level II – $94 million net liability (Dec. 31, 2023 – $244 million net liability) and Level III – $80 million net liability (Dec. 31, 2023 – $147 million net liability).
Significant changes in commodity net risk management assets (liabilities) during the three months ended March 31, 2024, are primarily attributable to contract settlements and volatility in market prices across multiple markets on both existing contracts and new contracts.
The following table summarizes the key factors impacting the fair value of the Level III commodity risk management assets and liabilities by classification during the three months ended March 31, 2024 and 2023, respectively:

	3 months ended March 31, 2024			3 months ended March 31, 2023
	Hedge(1)	Non-hedge	Total	Hedge	Non-hedge	Total
Opening balance	—	(147)	(147)	(347)	(435)	(782)
Changes attributable to:
Market price changes on existing contracts	—	62	62	(26)	106	80
Market price changes on new contracts	—	3	3	—	(4)	(4)
Contracts settled	—	(3)	(3)	118	135	253
Change in foreign exchange rates	—	5	5	1	—	1
Transfers out of Level III	—	—	—	—	11	11
Net risk management liabilities at end of period	—	(80)	(80)	(254)	(187)	(441)
Additional Level III information:
Losses recognized in other comprehensive loss	—	—	—	(25)	—	(25)
Total gains (losses) included in earnings before income taxes	—	70	70	(118)	102	(16)
Unrealized gains included in earnings before income taxes relating to net liabilities held at period end	—	67	67	—	237	237
(1)The Company has a long-term fixed price power sale contract in the US for delivery of power. The fair value of this instrument was transferred out of Level III to Level II as at Dec. 31, 2023 as the forward price curve is now based on observable market prices for the remaining duration of the contract.
As at March 31, 2024, the total Level III risk management asset balance was $82 million (Dec. 31, 2023 – $56 million) and Level III risk management liability balance was $162 million (Dec. 31, 2023 – $203 million). The net risk management liabilities decreased mainly due to market price changes and settled contracts.
The information on risk management contracts or groups of risk management contracts that are included in Level III measurements and the related unobservable inputs and sensitivities are outlined in the following table.
These include the effects on fair value of discounting, liquidity and credit value adjustments; however, the potential offsetting effects of Level II positions are not considered. Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, volatility in commodity prices and correlations, delivery volumes, escalation rates and cost of supply.
Included in the Level III classification are several long-term wind energy sales, including contracts for differences and virtual power purchase agreements, that are recognized as derivatives for accounting purposes. The sensitivity reflects the potential impacts on the fair value of these long-term wind agreements. These long-term wind energy sales are backed by physical assets to effectively reduce our market risk.

TransAlta Corporation	F14

As at	March 31, 2024
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity(1)
Coal transportation – US	Numerical derivative valuation	Volatility	80% to 120%	+4
		Rail rate escalation	zero to 10%	-3
Full requirements – Eastern US	Scenario analysis	Volume	98% to 108%	+2
		Cost of supply	Decrease of $3.20 per MWh or increase of $1.90 per MWh	-2
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+25
		Illiquid future REC prices (per unit)	Price decrease of US$12 or increase of US$8
		Wind discounts	0% decrease or 9% increase	-29
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$68 or increase of C$5	+49
		Wind discounts	14% decrease or 5% increase	-19
Long-term wind energy sale - Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$1 or increase of US$2	+67
		Wind discounts	6% decrease or 2% increase	-34
(1)Sensitivity represents the total increase or decrease in recognized fair value that could arise from the use of the reasonably possible changes of all unobservable inputs.

As at	Dec. 31, 2023
Description	Valuation technique	Unobservable input	Reasonably possible change	Sensitivity(1)
Coal transportation – US	Numerical derivative valuation	Volatility	80% to 120%	+6
		Rail rate escalation	zero to 10%	-4
Full requirements - Eastern US	Scenario analysis	Volume	96% to 104%	+3
		Cost of supply	Decrease of $2.30 per MWh or increase of $2.40 per MWh	-3
Long-term wind energy sale – Eastern US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6	+24
		Illiquid future REC prices (per unit)	Price decrease of US$12 or increase of US$8
		Wind discounts	0% decrease or 9% increase	-28
Long-term wind energy sale – Canada	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$81 or increase of C$5	+65
		Wind discounts	16% decrease or 5% increase	-23
Long-term wind energy sale – Central US	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease US$1 or increase of US$2	+81
		Wind discounts	5% decrease or 2% increase	-36
(1)Sensitivity represents the total increase or decrease in recognized fair value that would arise from the use of the reasonably possible changes of all unobservable inputs.

F15	TransAlta Corporation

a. Coal Transportation – US
The Company has a coal rail transport agreement that includes an upside sharing mechanism until Dec. 31, 2025. Option pricing techniques have been utilized to value the obligation associated with this component of the agreement.
b. Full Requirements – Eastern US
The Company has a portfolio of full requirement service contracts, whereby the Company agrees to supply specific utility customer needs with a range of products that may include electrical energy, capacity, transmission, ancillary services, renewable energy credits ("RECs") and independent system operator costs. The contracts expire at the end of May 2025.
c. Long-Term Wind Energy Sale – Eastern US
The Company is party to a long-term contract for differences ("CFD") for the offtake of 100 per cent of the generation from its 90 MW Big Level wind facility. The CFD, together with the sale of electricity generated into the PJM Interconnection at the prevailing real-time energy market price, achieve the fixed contract price per MWh on proxy generation. Under the CFD, if the market price is lower than the fixed contract price, the customer pays the Company the difference and if the market price is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The contract matures in December 2034. The contract is accounted for as a derivative. Changes in fair value are presented in revenue.
d. Long-Term Wind Energy Sale – Canada
The Company is party to two Virtual Power Purchase Agreements ("VPPAs") for the offtake of 100 per cent of the generation from its 130 MW Garden Plain wind facility. The VPPAs, together with the sale of electricity generated into the Alberta power market at the pool price, achieve the fixed contract prices per MWh. Under the VPPAs, if the pool price is lower than the fixed contract price the customer pays the Company the difference and if the pool price is higher than the fixed contract price the Company refunds the difference to the customer. The customers are also entitled to the physical delivery of environmental attributes. Both VPPAs commenced on commercial operation of the facility which was achieved in August 2023, and extend for a weighted average of approximately 17 years.
The energy components of these contracts are accounted for as derivatives. Changes in fair value are presented in revenue.
e. Long-Term Wind Energy Sale – Central US
The Company is party to two long-term VPPAs for the offtake of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects. The VPPAs, together with the sale of electricity generated into the US Southwest Power Pool ("SPP") market at the relevant price nodes, achieve the fixed contract prices per MWh. Under the VPPAs, if the SPP pricing is lower than the fixed contract price the customer pays the Company the difference, and if the SPP pricing is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The VPPAs commenced on commercial operation of the facilities which was achieved on Jan. 1, 2024 for White Rock West and April 22, 2024 for White Rock East.
The Company is also party to a VPPA for the offtake of 100 per cent of the generation from its 200 MW Horizon Hill wind power project. The VPPA, together with the sale of electricity generated into the SPP market at the relevant price node, achieve the fixed contract price per MWh. Under the VPPA, if the SPP pricing is lower than the fixed contract price, the customer pays the Company the difference and if the SPP pricing is higher than the fixed contract price, the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The VPPA commences on commercial operation of the facility.
The energy components of these contracts are accounted for as derivatives. Changes in fair value are presented in revenue.
III. Other Risk Management Assets and Liabilities
Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in managing exposures on non-energy marketing transactions such as interest rates, the net investment in foreign operations and other foreign currency risks. Hedge accounting is not always applied.
Other risk management assets and liabilities with a total net liability fair value of $3 million as at March 31, 2024 (Dec. 31, 2023 – $19 million net asset) are classified as Level II fair value measurements.

TransAlta Corporation	F16

IV. Other Financial Assets and Liabilities
The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value(1)		Total carrying value(1)
	Level II	Total
Exchangeable securities — March 31, 2024	720	720	745
Long-term debt — March 31, 2024	3,064	3,064	3,312
Loan receivable — March 31, 2024	26	26	26
Exchangeable securities — Dec. 31, 2023	718	718	744
Long-term debt — Dec. 31, 2023	3,104	3,104	3,323
Loan receivable — Dec. 31, 2023	26	26	26
(1)Includes current portion.
The fair values of the Company’s debentures, senior notes and exchangeable securities are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.
The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, restricted cash, trade accounts receivable, collateral provided, bank overdraft, accounts payable and accrued liabilities, collateral held and dividends payable) approximates fair value due to the liquid nature of the asset or liability. The fair values of the finance lease receivables approximate the carrying amounts as the amounts receivable represent cash flows from repayments of principal and interest.
C. Inception Gains and Losses
The majority of derivatives traded by the Company are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this Note 9 above for the fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions are identified that are substantially the same, or a valuation technique is identified that uses observable market inputs. Where these criteria are not met, the difference is deferred on the condensed consolidated statements of financial position in risk management assets or liabilities and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings (loss) and a reconciliation of changes is as follows:

3 months ended March 31	2024	2023
Unamortized net gain (loss) at beginning of period	3	(213)
New inception gains	4	2
Change in foreign exchange rates	(1)	—
Amortization recorded in net earnings during the period	8	(7)
Unamortized net gain (loss) at end of period	14	(218)

F17	TransAlta Corporation

10. Risk Management Activities
A. Risk Management Strategy
The Company is exposed to market risk from changes in commodity prices, foreign exchange rates, interest rates, credit risk and liquidity risk. These risks affect the Company’s earnings and the value of associated financial instruments that the Company holds. In certain cases, the Company seeks to minimize the effects of these risks by using derivatives to hedge its risk exposures. The
Company’s risk management strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. For additional information on the Company's Risk Management Activities please refer to Note 15 of the 2023 audited annual consolidated financial statements.
B. Net Risk Management Assets and Liabilities
Aggregate net risk management assets (liabilities) are as follows:

As at March 31, 2024
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(58)	23	(35)
Long-term	(43)	(101)	(144)
Net commodity risk management liabilities	(101)	(78)	(179)
Other
Current	—	(2)	(2)
Long-term	—	(1)	(1)
Net other risk management liabilities	—	(3)	(3)
Total net risk management liabilities	(101)	(81)	(182)

As at Dec. 31, 2023
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(125)	(53)	(178)
Long-term	(80)	(146)	(226)
Net commodity risk management liabilities	(205)	(199)	(404)
Other
Current	—	15	15
Long-term	—	4	4
Net other risk management assets	—	19	19
Total net risk management liabilities	(205)	(180)	(385)

TransAlta Corporation	F18

C. Nature and Extent of Risks Arising from Financial Instruments
I. Market Risk
i. Commodity Price Risk Management – Proprietary Trading
The Company’s Energy Marketing segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue and gain market information.
A Value at Risk ("VaR") measure gives, for a specific confidence level, an estimated maximum pre-tax loss that could be incurred over a specified period of time. VaR is used to determine the potential change in value of the Company’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at March 31, 2024, associated with the Company’s proprietary trading activities was $3 million (Dec. 31, 2023 – $4 million).
ii. Commodity Price Risk – Generation
The generation segments utilize various commodity contracts to manage the commodity price risk associated with electricity generation, fuel purchases, emissions and byproducts, as considered appropriate. A Commodity
Exposure Management Policy is prepared and approved annually, which outlines the intended hedging strategies associated with the Company’s generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios and approval of asset transactions that could add potential volatility to the Company’s reported net earnings.
VaR at March 31, 2024, associated with the Company’s commodity derivative instruments used in generation hedging activities was $15 million (Dec. 31, 2023 – $23 million). For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at March 31, 2024, associated with these transactions was $17 million (Dec. 31, 2023 – $16 million). For the market risk related to long-term wind energy sales, which are backed by physical assets to effectively reduce our market risk, refer to the Level III measurements table and the related unobservable inputs and sensitivities in Note 9(B)(II).

II. Credit Risk
The Company uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the Company’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at March 31, 2024:

	Investment grade (per cent)	Non-investment grade (per cent)	Total (per cent)	Total amount
Trade and other receivables(1)	92	8	100	690
Long-term finance lease receivable	100	—	100	211
Risk management assets(1)	61	39	100	375
Loans receivable(2)	—	100	100	26
Total				1,302
(1)Letters of credit and cash and cash equivalents are the primary types of collateral held as security related to these amounts.
(2)Includes $26 million loans receivable included within other assets with counterparties that have no external credit rating.
The Company did not have material expected credit losses as at March 31, 2024. The Company’s maximum exposure to credit risk at March 31, 2024, without taking into account collateral held or right of set-off, is represented by the current carrying amounts of receivables and risk management assets as per the condensed consolidated statements of financial position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at March 31, 2024, was $33 million (Dec. 31, 2023 – $23 million).
III. Liquidity Risk
The Company has sufficient existing liquidity available to meet its upcoming debt maturities. The next major debt repayment is scheduled for September 2024. Our highly diversified asset portfolio, by both fuel type and operating region, and our long-term contracted asset base provide stability in our cash flows.

F19	TransAlta Corporation

Liquidity risk relates to the Company’s ability to access capital to be used for capital projects, debt refinancing, proprietary trading activities, commodity hedging and general corporate purposes.
A maturity analysis of the Company's financial liabilities is as follows:

	2024	2025	2026	2027	2028	2029 and thereafter	Total
Bank overdraft	2	—	—	—	—	—	2
Accounts payable and accrued liabilities	674	—	—	—	—	—	674
Long-term debt(1)	496	141	142	152	161	2,257	3,349
Exchangeable securities(2)	—	—	—	—	—	750	750
Commodity risk management liabilities	8	90	2	6	6	67	179
Other risk management liabilities	2	1	—	—	—	—	3
Lease liabilities	3	4	4	4	4	126	145
Interest on long-term debt and lease liabilities(3)	152	168	161	154	145	727	1,507
Interest on exchangeable securities(2)(3)	40	53	53	53	53	11	263
Dividends payable	18	—	—	—	—	—	18
Total	1,395	457	362	369	369	3,938	6,890
(1)Excludes impact of hedge accounting and derivatives.
(2)Cash payment may occur after Dec. 31, 2028 if exchangeable securities are not exchanged by Brookfield Renewable Partners or its affiliates (collectively "Brookfield"). TransAlta has the right after Dec. 31, 2028, to redeem for cash all or any portion of the exchangeable securities for the original subscription price, plus any accrued but unpaid interest or dividends payable, provided the minimum proceeds to Brookfield for each redemption (other than the final redemption) is not less than $100 million and provided all exchangeable securities must be redeemed within 36 months of the first optional redemption. The exchangeable securities are classified as current as they can be exchanged at Brookfield's option, at the earliest, on Jan. 1, 2025, although there is no obligation to deliver cash equivalent resources and the holder cannot call for repayment. Refer to Note 2 for more details.
(3)Not recognized as a financial liability on the condensed consolidated statements of financial position.
D. Collateral
I. Financial Assets Provided as Collateral
At March 31, 2024, the Company provided $171 million (Dec. 31, 2023 – $145 million) in cash and cash equivalents as collateral to regulated clearing agents as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents. Collateral provided is included within trade and other receivables in the condensed consolidated statements of financial position. At March 31, 2024, the Company provided $20 million (Dec. 31, 2023 - $19 million) in surety bonds as security for commodity trading activities.
II. Financial Assets Held as Collateral
At March 31, 2024, the Company held $50 million (Dec. 31, 2023 – $9 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Company may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract. Collateral held is related to physical and financial derivative transactions in a net asset position and is included in accounts payable and accrued liabilities in the condensed consolidated statements of financial position.
III. Contingent Features in Derivative Instruments
Collateral is posted in the normal course of business based on the Company’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Company’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.
At March 31, 2024, the Company had posted collateral of $458 million (Dec. 31, 2023 – $392 million) in the form of letters of credit on physical and financial derivative transactions in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Company having to post an additional $126 million (Dec. 31, 2023 – $154 million) of collateral to its counterparties.

TransAlta Corporation	F20

11. Finance Lease Receivables
Amounts receivable under the Company’s finance leases include the Mount Keith 132kV expansion (2024), Northern Goldfields solar facilities (2024 and 2023), the Poplar Creek cogeneration facility (2024 and 2023), and are as follows:

As at	March 31, 2024		Dec. 31, 2023
	Minimum lease receipts	Present value of minimum lease receipts	Minimum lease receipts	Present value of minimum lease receipts
Within one year	34	33	28	28
Second to fifth years inclusive	135	116	112	98
More than five years	168	83	117	64
	337	232	257	190
Less: unearned finance lease income	105	—	67	—
Total finance lease receivables	232	232	190	190

Included in the condensed consolidated statements of financial position as:
Current portion of finance lease receivables (Note 8)	21		19
Long-term portion of finance lease receivables	211		171
Total finance lease receivables	232		190
In the first quarter of 2024, the Mount Keith 132kV expansion was completed. As a result, the Company derecognized assets under construction and recognized a finance lease receivable of $48 million.
12. Property, Plant and Equipment
During the three months ended March 31, 2024, the Company had additions of $68 million, mainly related to assets under construction for the White Rock wind projects, the Horizon Hill wind project and planned major maintenance. As outlined in Note 11, $48 million related to the Mount Keith 132kV expansion was derecognized from assets under construction and recognized as a finance lease receivable.
During the three months ended March 31, 2024, the Company capitalized $14 million (March 31, 2023 – $13 million) of interest to property, plant and equipment at a weighted average rate of 6.5 per cent (March 31, 2023 – 6.1 per cent).

F21	TransAlta Corporation

13. Credit Facilities, Long-Term Debt and Lease Liabilities
A.Amounts Outstanding Related to Credit Facilities
The Company's credit facilities are summarized in the table below:

As at March 31, 2024		Utilized
Credit Facilities	Facility size	Outstanding letters of credit(1)	Cash drawings	Available capacity	Maturity date
Committed
TransAlta syndicated credit facility	1,950	492	—	1,458	Q2 2027
TransAlta bilateral credit facilities	240	181	—	59	Q2 2025
TransAlta Term Facility	400	—	400	—	Q3 2024
Total Committed	2,590	673	400	1,517
Non-Committed
TransAlta demand facilities	400	201	—	199	N/A
Total Non-Committed	400	201	—	199
(1)TransAlta has obligations to issue letters of credit and cash collateral to secure potential liabilities to certain parties, including those related to potential environmental obligations, commodity risk management and hedging activities, pension plan obligations, construction projects and purchase obligations. Letters of credit drawn against the non-committed facilities reduce the available capacity under the committed syndicated credit facilities. At March 31, 2024, TransAlta provided cash collateral of $171 million.
The credit facilities are the primary source of short-term liquidity after the cash flow generated from the Company's business. The Company is in compliance with the terms of the credit facilities and all undrawn amounts are fully available. $201 million letters of credit are issued from non-committed demand facilities; these obligations are backstopped and reduce the available capacity on the committed credit facilities. In addition to the net $1.3 billion of committed capacity available under the credit facilities, the Company also had $417 million of available cash and cash equivalents, net of bank overdraft.
TransAlta's debt has terms and conditions, including financial covenants, that are considered normal and customary. As at March 31, 2024, the Company was in compliance with all debt covenants.
B. Restrictions Related to Non-Recourse Debt and Other Debt
The Melancthon Wolfe Wind LP, Pingston Power Inc., TAPC Holdings LP, New Richmond Wind LP, Kent Hills Wind LP, TEC Hedland Pty Ltd and Windrise Wind LP non-recourse bonds and the TransAlta OCP LP bond, with a total carrying value of $1.6 billion as at March 31, 2024 (Dec. 31, 2023 – $1.7 billion) are subject to customary financing conditions and covenants that may restrict the Company’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution, which was met by these entities in the first quarter of 2024, with the exception of Kent Hills Wind LP. Kent Hills Wind LP cannot make any distributions to its partners until the independent engineer's report has been finalized and the the debt service coverage ratio is met. The funds in the entities will remain restricted until the next debt service coverage test can be performed in the second quarter of 2024. At March 31, 2024, $88 million (Dec. 31, 2023 – $79 million) of cash was subject to these financial restrictions.
At March 31, 2024, $4 million (AU$4 million) of funds held by TEC Hedland Pty Ltd are not able to be accessed by other corporate entities as the funds must be solely used by the project entities for the purpose of paying major maintenance costs.
C. Restricted Cash
As at March 31, 2024, the Company had nil (Dec. 31, 2023 – $17 million) of restricted cash related to the TransAlta OCP bonds, which is required to be held in a debt service reserve account to fund scheduled future debt repayments. The Company also had $46 million (Dec. 31, 2023 – $52 million) of restricted cash related to the TEC Hedland Pty Ltd bond. These cash reserves are required to be held under commercial arrangements and for debt service, which may be replaced by letters of credit in the future. Additionally, certain non-recourse bonds require that certain reserve accounts be established and funded through cash held on deposit and/or by providing letters of credit.

TransAlta Corporation	F22

14. Common Shares
A. Issued and Outstanding
TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

3 months ended March 31	2024		2023
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	306.9	3,285	268.1	2,863
Reversal (provision) for repurchase of common shares under ASPP	1.7	19	—	—
Purchased and cancelled under the NCIB(1)	(3.5)	(37)	(3.2)	(34)
Share-based payment plans	0.7	10	0.8	5
Stock options exercised	0.7	3	0.3	2
Issued and outstanding, end of period, prior to ASPP	306.5	3,280	266.0	2,836
Provision for repurchase of common shares under ASPP	(2.5)	(22)	(3.0)	(37)
Issued and outstanding, end of period	304.0	3,258	263.0	2,799
(1)Shares purchased by the Corporation under the NCIB (as defined below) are recognized as a reduction to share capital equal to the average carrying value of the common shares. Any difference between the aggregate purchase price and the average carrying value of the common shares is recorded in retained earnings (deficit).
B. Normal Course Issuer Bid ("NCIB") Program
The effects of the Company's purchase and cancellation of common shares during the period are as follows:

3 months ended March 31	2024	2023
Total shares purchased(1)	3,460,300	3,169,300
Average purchase price per share	9.36	11.23
Total cost (millions)	32	36
Book value of shares cancelled	37	34
Amount recorded in deficit	5	(2)
(1)The three months ended March 31, 2024 include 300,000 shares (March 31, 2023 - 312,400 shares) that were repurchased but were not cancelled due to timing differences between the transaction date and settlement date. As a result, $2 million (2023 - $2 million) was paid subsequent to period end.
On March 19, 2024, the Company entered into an Automatic Share Purchase Plan ("ASPP") which permits an independent broker to repurchase shares under the NCIB during the first quarter blackout period through to the end of the ASPP. The Company has recognized a provision of $22 million for the repurchase of 2.5 million common shares under the ASPP within accounts payable and accrued liabilities as at March 31, 2024, as an estimate of the maximum number of shares that could be repurchased during the blackout period.

C. Dividends
On April 24, 2024, the Company declared a quarterly dividend of $0.06 per common share, payable on July 1, 2024.
There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

F23	TransAlta Corporation

15. Preferred Shares
A. Issued and Outstanding
All preferred shares issued and outstanding are non-voting cumulative redeemable fixed or floating rate first preferred shares.

	March 31, 2024		Dec. 31, 2023
Series(1)	Number of shares (millions)	Amount	Number of shares (millions)	Amount
Series A	9.6	235	9.6	235
Series B	2.4	58	2.4	58
Series C	10.0	243	10.0	243
Series D	1.0	26	1.0	26
Series E	9.0	219	9.0	219
Series G	6.6	161	6.6	161
Issued and outstanding, end of period	38.6	942	38.6	942
(1)The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense.
B. Dividends
On April 24, 2024, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.43579 per share on the Series B preferred shares, $0.36588 per share on the Series C preferred shares, $0.50230 per share on the Series D preferred shares, $0.43088 per share on the Series E preferred shares and $0.31175 per share on the Series G preferred shares, payable on June 30, 2024.
16. Commitments and Contingencies
Commitments
The Company has not incurred any additional contractual commitments in the three months ended March 31, 2024, either directly or through its interests in joint operations and joint ventures. Refer to the commitments disclosed elsewhere in the financial statements and those in Note 36 of the 2023 audited annual consolidated financial statements.
Natural Gas Transportation Contracts
The Company has natural gas transportation contracts, which include 15-year natural gas transportation agreements for a total of up to 400 terajoules ("TJ") per day on a firm basis, related to the Sundance and Keephills facilities, ending in 2036 to 2038. The Company is currently utilizing 200 TJ per day on average, and up to 350 TJ per day during peak demand periods, and also remarkets a portion of the excess capacity. In addition, there is an eight-year natural gas transportation agreements for 75 TJ per day on a firm basis, related to the Sheerness facility, ending in 2030 to 2031.
Contingencies
TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Company’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Company responds as required. For the current material outstanding contingencies, please refer to Note 36 of the 2023 audited annual consolidated financial statements. There were no material changes to the contingencies in the three months ended March 31, 2024.

TransAlta Corporation	F24

17. Segment Disclosures
A. Description of Reportable Segments
The following tables provides each segment's results in the format that the TransAlta’s President and Chief Executive Officer (the chief operating decision maker) ("CODM"), reviews the Company's segments to make operating decisions and assess performance. The tables below show the reconciliation of the total segmented results and adjusted EBITDA to the statement of earnings (loss) reported under IFRS.
For internal reporting purpose, the earnings information from the Company's investment in Skookumchuck has been presented in the Wind and Solar segment on a proportionate basis. Information on a proportionate basis reflects the Company's share of Skookumchuck's statement of earnings on a line-by-line basis. Proportionate financial information is not and is not intended to be, presented in accordance with IFRS. Under IFRS, the investment in Skookumchuck has been accounted for as a joint venture using the equity method.

F25	TransAlta Corporation

B. Reported Adjusted Segment Earnings and Segment Assets
I. Reconciliation of Adjusted EBITDA to Earnings before Income Tax

3 months ended March 31, 2024	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	112	139	433	217	52	—	953	(6)	—	947
Reclassifications and adjustments:
Unrealized mark-to-market gain	(5)	(21)	(91)	(6)	(3)	—	(126)	—	126	—
Realized gain (loss) on closed exchange positions	—	—	8	(1)	(19)	—	(12)	—	12	—
Decrease in finance lease receivable	—	1	4	—	—	—	5	—	(5)	—
Finance lease income	—	1	1	—	—	—	2	—	(2)	—
Unrealized foreign exchange gain on commodity	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted revenues	107	120	354	210	30	—	821	(6)	132	947
Fuel and purchased power	6	9	142	166	—	—	323	—	—	323
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	6	9	141	166	—	—	322	—	1	323
Carbon compliance	—	—	40	—	—	—	40	—	—	40
Gross margin	101	111	173	44	30	—	459	(6)	131	584
OM&A	13	20	46	18	10	28	135	(1)	—	134
Taxes, other than income taxes	1	4	3	—	—	—	8	—	—	8
Net other operating income	—	(2)	(10)	—	—	—	(12)	—	—	(12)
Adjusted EBITDA(2)	87	89	134	26	20	(28)	328
Equity income										1
Finance lease income										2
Depreciation and amortization										(124)
Asset impairment charges										(1)
Interest income										7
Interest expense										(69)
Foreign exchange loss and other										(3)
Earnings before income taxes										267
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation	F26

3 months ended March 31, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity- accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	125	115	495	267	92	—	1,094	(5)	—	1,089
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(1)	—	(64)	(14)	16	—	(63)	—	63	—
Realized gain (loss) on closed exchange positions	—	—	(13)	—	(55)	—	(68)	—	68	—
Decrease in finance lease receivable	—	—	13	—	—	—	13	—	(13)	—
Finance lease income	—	—	4	—	—	—	4	—	(4)	—
Adjusted revenues	124	115	435	253	53	—	980	(5)	114	1,089
Fuel and purchased power	5	9	130	181	—	—	325	—	—	325
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	5	9	129	181	—	—	324	—	1	325
Carbon compliance	—	—	32	—	—	—	32	—	—	32
Gross margin	119	106	274	72	53	—	624	(5)	113	732
OM&A	12	17	41	17	14	24	125	(1)	—	124
Taxes, other than income taxes	1	3	4	1	—	—	9	—	—	9
Net other operating income	—	(2)	(11)	—	—	—	(13)	—	—	(13)
Adjusted EBITDA(2)	106	88	240	54	39	(24)	503
Equity income										2
Finance lease income										4
Depreciation and amortization										(176)
Asset impairment reversals										3
Interest income										15
Interest expense										(74)
Foreign exchange loss										(3)
Earnings before income taxes										383
(1)The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

F27	TransAlta Corporation

18. Related-Party Transactions
Transactions with Associates
In connection with the exchangeable securities issued to Brookfield, the Investment Agreement entitles Brookfield to nominate two directors to the TransAlta Board. This allows Brookfield to participate in the financial and operating policy decisions of the Company and, as such, they are considered associates of the Company.
The Company may, in the normal course of operations, enter into transactions on market terms with associates that have been measured at exchange value and recognized in the condensed consolidated financial statements, including power purchase and sale agreements, derivative contracts and asset management fees. Transactions and balances between the Company and associates do not eliminate. Refer to Note 25 and 35 of the 2023 audited annual consolidated financial statements.
Transactions with Brookfield include the following:

	3 months ended March 31
	2024	2023
Power sales	21	42
Purchased power	3	1

TransAlta Corporation	F28